Exhibit 10.3

Date

Name
Address

Dear ________:

        Pursuant to the Cablevision Systems Corporation (the “Company”) 2006 Stock Plan for Non-Employee Directors (the “Plan”), you have been granted, as of the date hereof, non-qualified stock options to purchase ______ shares of Cablevision NY Group Class A common stock, par value $.01 per share (“Shares”) at an exercise price of $____ per Share (“Options”) and ______ restricted stock units (“Units”) (collectively, with the Options, referred to herein as the “Awards”). The Awards are granted subject to the terms and conditions set forth below and in the Plan:

        1.        OPTIONS:

1.1 You may exercise the Options at any time after the date hereof until the expiration of the Options pursuant to Paragraph 3 hereof, by giving written notice to the stock administrator of the Company specifying the number of Options to be exercised (the “Exercise Notice”), together with a copy of this letter. The date the Company receives the Exercise Notice shall be considered as the date such Options were exercised as to the Shares specified in such notice.

1.2 Under current procedures, you will be required to deliver to the Company prior to the delivery of the Shares for which the Option is being exercised, the aggregate exercise price of all Shares pursuant to such exercise of the Option. Payment may be made by cash, a check payable to the order of the Company, or by the delivery of Shares duly endorsed over to the Company (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise), or combination of such methods of payment, which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option.

1.3 All rights to exercise an Option shall expire ten years from the day hereof provided, however, that upon the termination of your service as a member of the Board of Directors for any reason, all rights to exercise an Option shall terminate upon the first to occur of (i) the third anniversary of the date of the termination of your service on the Board of Directors, and (ii) the expiration of ten years from the date hereof. Notwithstanding the foregoing, in the event of your death while an Option is exercisable, the Option will remain exercisable by your estate or beneficiary only until the first anniversary of your date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date hereof or the third anniversary of the date of the termination of your service on the Board of Directors.

        2.        RESTRICTED STOCK UNITS:

2.1 Each Unit shall represent an unfunded, unsecured promise by the Company to deliver to you one Share on the first business day after the expiration of 90 days following the date on which you terminate your service as a member of the Board of Directors (the “Delivery Date”).

2.2 Notwithstanding any other provision to the contrary, if you die prior to the Delivery Date, the Shares (or cash in lieu of all or any portion thereof) corresponding to your outstanding Units shall be delivered as soon as practicable thereafter to your estate.

2.3 Prior to the Delivery Date, at or after the time of distribution of any ordinary cash dividend paid by the Company in respect of the Shares, the record date for which occurs on or after the date hereof, you shall be entitled to receive an amount in cash equal to such regular cash dividend payment that would have been made in respect of the Shares underlying the Units, as if the Shares had been actually delivered.

        3.        The Awards (or any rights and obligations thereunder) granted to you may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during your lifetime only by you or your legal representative. Notwithstanding the immediately preceding sentence, the Board of Directors may permit, under such terms and conditions that it deems appropriate in its sole discretion, you to transfer any Award to any person or entity that the Board of Directors so determines. Any assignment in violation of the provisions of this Section or Section 11 of the Plan shall be void.

        4.        It is the Company’s intent that the Awards granted comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”). All actions with respect to Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Awards granted thereunder to the Rule’s requirements.

        5.        The Options are not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and can not qualify for the special income tax benefits related to such options.

        6.        If the Company shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the Awards, you shall make available to the Company, promptly when requested by the Company, sufficient funds to meet the requirements of such withholding and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company out of any funds or property to become due to you.

        7.        The Awards granted by this letter are being issued pursuant and subject to the Plan. Capitalized terms used herein without definition shall have the meanings given to such terms that are defined in the Plan.

CABLEVISION SYSTEMS CORPORATION
By:

By your signature, you acknowledge receipt of the Plan and of an executed original of this letter and agree to all of the terms set forth herein.